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EXHIBIT 11.1
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                                    SBE, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     YEARS ENDED OCTOBER 31
                                                            2002              2001             2000
                                                            ----              ----             ----
Basic earnings per share:

Net income (loss)                                    $         (1,731)   $      (9,896)   $        3,970

Number of shares for computation of
earnings per share                                              3,759            3,390             3,208
                                                     ===================================================

Basic earnings (loss) per share                               $(0.46)           $(2.92)           $1.24
                                                     ==================================================


DILUTED EARNINGS PER SHARE:

Weighted average number of common
shares outstanding during the year                              3,759            3,390             3,208

Assumed issuance of stock under the
employee and non-employee stock
option plans                                                      ---              ---               606
                                                     ---------------------------------------------------

Number of shares for computation of
earnings per share                                              3,759            3,390             3,814
                                                     ===================================================

Diluted earnings (loss) per share                             $(0.46)           $(2.92)           $1.04
                                                     ==================================================

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